NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2018 THIRD QUARTER LEASING

NEW YORK, NEW YORK (September 11, 2018) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) announced that in the three months ended August 31, 2018 (the “2018 third quarter”) it extended, for three years, an approximately 228,000 square foot full building lease of one of its industrial/warehouse facilities in the Lehigh Valley of Pennsylvania that was scheduled to expire on September 30, 2018. Griffin did not enter into any new leases in the 2018 third quarter.  The only occupancy change in the 2018 third quarter was the expiration of an approximately 7,000 square foot lease. As of August 31, 2018, Griffin’s industrial/warehouse portfolio was 96% leased and was comprised of approximately 1,817,000 square feet in the Hartford, Connecticut area, 1,183,000 square feet in the Lehigh Valley and 277,000 square feet in North Carolina. Griffin’s office/flex portfolio of approximately 433,000 square feet was 72% leased and Griffin’s total real estate portfolio of approximately 3,710,000 square feet was 94% leased as of August 31, 2018.

Early in the fiscal 2018 fourth quarter, Griffin added two newly completed industrial/warehouse buildings to its portfolio, an approximately 234,000 square foot build-to-suit industrial/warehouse building (“220 Tradeport”) in New England Tradeport, Griffin’s industrial park located in Windsor and East Granby, Connecticut, and an approximately 134,000 square foot industrial/warehouse building (“6975 Ambassador”) in the Lehigh Valley that was built on speculation. The full building lease of 220 Tradeport, which commenced on September 5, 2018, has a term of twelve years and six months with several five year renewal options.  The tenant, an investment grade company, intends to use the building for the distribution of auto parts. 6975 Ambassador is not yet leased. The addition of these two buildings increases Griffin’s total portfolio to approximately 4,078,000 square feet, with industrial/warehouse space comprising 89% of the portfolio.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward-looking statements include the statement regarding the tenant’s use of 220 Tradeport. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2017. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.